EXHIBIT 10.31
QUAKER HOUGHTON
ANNUAL INCENTIVE PLAN
(As Amended and Restated May 8, 2024)
WHEREAS, Quaker Chemical Corporation doing business as Quaker Houghton (the “Company”) maintains the Quaker Houghton Annual Incentive Plan (the “Plan”); and
WHEREAS, the Company desires to amend and restate the Plan to provide for a pro rata payment upon an involuntary termination and to make certain other changes;
NOW, THEREFORE, the Plan is amended and restated as follows:
PURPOSE AND APPLICATION
The Plan is designed to reward certain employees of the Company for achieving performance objectives that are important to the Company and its shareholders. The Plan is intended to provide an incentive for superior work and to motivate participating employees toward even higher achievement and business results, to increase shareholder value, to tie their goals and interests to those of the Company and its shareholders, and to enable the Company to attract and retain highly qualified executive officers.
The Plan, as amended and restated shall apply to any bonus compensation payable with respect to Performance Periods beginning on or after January 1, 2024; provided however, that payment of any bonus compensation in Common Stock shall be subject to approval of the Plan by the Company’s shareholders pursuant to the rules of the New York Stock Exchange.
ARTICLE 1

DEFINITIONS
The following terms, when used herein, shall have the following meanings unless otherwise required by the context:
1.1“Annual Base Salary” shall mean the salary of a Participant determined on an annualized basis by reference to the base rate of pay in effect for such Participant.
1.2“Board” shall mean the Board of Directors of the Company.
1.3“Bonus Payment Date” shall mean, with respect to bonus compensation payable for a Performance Period, a date within the 2-1/2 month period immediately following the last day of such Performance Period; provided that such period (measured from the last day of the period) shall be less than 2-1/2 months to the extent necessary to cause such period to be within one calendar year; and provided further that in the event the Company provides a Release to a Participant and the release consideration (and revocation) period spans two calendar years, the Bonus Payment Date shall occur in the second calendar year. A Participant shall have no right to interest as a result of payment on a date after the first day of such period. Notwithstanding the foregoing, for purposes of determining the date the bonus award “would otherwise be payable” under Section 5.1 (employment requirement) and the “payment date” under Section 4.1(c)

(determination of bonus payment), the date the bonus award is actually paid to similarly situated Participants with respect to the Performance Period shall be determinative, and not the Bonus Payment Date.
1.4“Cause” means that the Participant’s employment with the Company or its subsidiaries has been terminated by reason of the Participant’s (i) willful and material breach of the Participant’s employment agreement (after having received notice thereof and a reasonable opportunity to cure or correct) or the Company’s or its affiliates’ policies; (ii) dishonesty, fraud, willful malfeasance, gross negligence, or other gross misconduct, in each case related to the performance of the Participant’s duties which is materially injurious to the Company or its subsidiaries, or (iii) conviction of or plea of guilty or nolo contendere to a felony.
1.5“Code” shall mean the Internal Revenue Code of 1986, as amended.
1.6“Committee” shall mean the Compensation and Human Resources Committee of the Board and such other committee or committees as may be designated to act as the administrative committee under the Plan by the Board, at its discretion, from time to time. Where more than one committee has been designated for these purposes, each such committee shall act as the Committee under the Plan with respect to different Participants or groups of Participants (which may be designated individually or by classification) as established at the time any such committee is established.
1.7“Common Stock” shall mean shares of the Company’s common stock, $1.00 par value.
1.8“Company” shall mean Quaker Chemical Corporation doing business as Quaker Houghton, or any successor by merger, purchase or otherwise, and, as appropriate, with respect to eligibility to participate in the Plan, the majority-owned subsidiaries of Quaker Chemical Corporation.
1.9“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
1.10“Participant” shall mean, with respect to a Performance Period, an employee of the Company who has been designated by the Committee as a Participant in the Plan for such Performance Period.
1.11“Performance Goal” shall mean, with respect to a Performance Period, an objective performance goal established by the Committee, consistent with the express terms of the Plan, which must be met in order for a bonus to be payable to a Participant with respect to such Performance Period, except as provided in Section 5.4 (Change of Control).
1.12“Performance Period” shall mean the Plan Year or such other period or periods as may be established as a Performance Period by the Committee from time to time. Nothing herein shall prohibit the creation of multiple Performance Periods which may overlap with other Performance Periods established under the Plan.
1.13“Plan” shall mean the Quaker Houghton Global Annual Incentive Plan, as amended and restated herein, and as may be amended from time to time.
1.14“Plan Year” shall mean the calendar year.
1.15“Release” means a release (in a form satisfactory to the Company) of any and all claims against the Company and all related parties with respect to all matters arising out of the Participant’s services to the Company and its affiliates, or the termination thereof (other than claims for any entitlements under any employment agreement or services agreement with the Company, or under any plans or programs of the Company under which the Participant has accrued a benefit) that the Company provides to the Participant no later than three days after the date of the Participant’s Termination of Employment. Notwithstanding any provision of the Plan to the contrary, if the Company provides a Release to the Participant, the Participant shall not be entitled to any payments or benefits to which he is entitled upon Termination of Employment unless the Participant executes the Release within 45 days of the later of the date he receives the Release or the date of his Termination of Employment, and the Participant does not revoke the Release.
1.16“Termination of Employment” shall mean a separation from service between the Participant and the Company as described in Treas. Reg. §1.409A-1(h). For purposes of this Section, if a Participant is an Employee of a Subsidiary and not the Company, the Participant shall incur a Termination of Employment when such corporation or other entity ceases to be a Subsidiary, unless the Committee determines otherwise.
ARTICLE 2

ELIGIBILITY AND PARTICIPATION
2.1Designation of Participants. Those employees of the Company who are designated as Participants in the Plan by the Committee shall be eligible to participate in the Plan. Prior to or at the time Performance Goals are established for a specified Performance Period, the Committee shall identify the employees of the Company (by name, title, salary grade or similar classification) who are to be Participants in the Plan with respect to such Performance Period.
2.2Considerations. In making its determination as to eligibility for participation in the Plan, the Committee shall take into account an employee’s position in the Company and the extent to which the employee’s position affords him or her the opportunity to have a significant impact on the attainment of the Company’s objectives.
ARTICLE 3

PERFORMANCE GOALS
3.1Establishment of Performance Goals. Prior to or within the first ninety (90) days of a Performance Period, the Committee shall establish in writing with respect to such Performance Period, one or more objective Performance Goals, stated in terms of an objective formula or formulas or such other appropriate method, for computing the amount of bonus compensation which may be payable to each Participant if the specified Performance Goals or levels thereof are attained.
(a)Notwithstanding the foregoing sentence, the Performance Goals for any Performance Period may not be established after 25% of the period of service represented by the Performance Period has elapsed, and the outcome must be substantially uncertain when the Performance Goals are established.
(b)Subject to the specific limitations set forth in the Plan, nothing herein shall limit the authority of the Committee to establish more than one Performance Goal and more than one formula with respect to bonus compensation of a Participant, nor limit a Participant’s ability to receive more than one bonus payment with respect to a single Performance Period.

3.2Business Criteria, Adjustments and Measurement. Performance Goals may be based upon one or more of the following business criteria (which may be determined for these purposes by reference to (i) the Company as a whole, (ii) any of the Company’s subsidiaries, operating divisions, regional business units or other operating units, or (iii) any combination thereof): profit before taxes, profit after taxes, earnings before or after taxes, interest, depreciation and/or amortization, stock price, total shareholder return, market share, gross revenue, net revenue, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues or productivity, or any variations of the preceding business criteria, which may be modified at the discretion of the Committee to take into account significant nonrecurring items or which may be adjusted to reflect such costs or expense as the Committee deems appropriate.
(a)Performance Goals may also be based upon a Participant’s attainment of personal objectives with respect to any of the foregoing business criteria or implementing policies and plans, negotiating transactions and sales, developing long-term business goals or exercising managerial responsibility.
(b)The Committee may provide for appropriate adjustments to any business criteria used in connection with measuring attainment of Performance Goals to take into account fluctuations in exchange rates, where relevant.
3.3Changes In Eligibility During the Performance Period. The Committee may, but is not required to, establish special rules for any employee who first becomes a Participant during a Performance Period, or whose level of participation the Committee determines should be changed during a Performance Period.
ARTICLE 4

DETERMINATION OF BONUS AWARDS AND LIMITATIONS
4.1Determination of Bonus Payment. As soon as practicable following the end of a Performance Period, the Committee shall determine whether and to what extent the Performance Goal or Performance Goals established for a Participant for such Performance Period have been achieved, including the specific target objective or objectives and the satisfaction of any other material terms of the bonus award, and shall certify such determination in writing, which certification may take the form of minutes of the Committee documenting such determination.
(a)The Committee shall then calculate the amount of each Participant’s bonus or bonuses for such Performance Period based upon the levels of achievement of the relevant Performance Goals and the formula(s) established for such purposes with respect to such Performance Period, subject to the limitations set forth in this Article IV and the employment and proration rules set forth in Article V.
(b)The Committee may, notwithstanding anything contained herein to the contrary, reduce the amount of or totally eliminate any Participant’s bonus, if it determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the Participant’s individual performance or to take into account any other factors the Committee deems appropriate.
(c)At any time before a bonus is payable under the Plan, the Committee in its sole discretion shall determine whether the medium of payment shall be cash and/or Common Stock. To the extent an objective formula established under Section 3.1 (establishment of performance goals) for a Participant for a Performance Period is stated in terms of a medium other than the final medium of payment determined by the Committee under this subsection (c), conversion to the final medium of payment shall be determined by the last sale price for a share of Common Stock as quoted on the New York Stock Exchange for the payment date (or the trading day immediately preceding the payment date if the payment date is not a trading day).
4.2Limitations. No Participant shall be entitled to receive a bonus or bonuses in excess of the following limitations:
(a)For bonuses paid in cash, the maximum bonus payable with respect to all Performance Periods ending in any one Plan Year shall not exceed three hundred percent (300%) of such Participant’s Annual Base Salary in effect as of September 30th during such Plan Year.
(b)A Participant’s Annual Base Salary shall be deemed for these purposes to be the lesser of his or her actual Annual Base Salary or $1,000,000.
4.3Common Stock Available. Shares of Common Stock transferable under the Plan shall be shares of authorized, but not issued Common Stock or Common Stock held in treasury. Subject to the approval of this Plan by the Company’s shareholders, the maximum number of shares of Common Stock which may be issued under the Plan shall not exceed 500,000 shares. If a bonus award terminates for any reason or is canceled, forfeited or settled in cash rather than stock, the number of shares of Common Stock with respect to which such bonus award terminated or was canceled, forfeited or settled in cash, shall be available for future grants of bonus awards under the Plan. If tax withholding requirements are satisfied by withholding Common Stock, only the number of shares issued net of Common Stock withheld shall be deemed delivered for purposes of applying the limits set forth in this Section.
(a)Bonuses payable in the form of a transfer of shares may be evidenced by written grant documents in such form as the Committee shall from time to time approve, and shall set forth such terms and conditions as the Committee shall, from time to time, at its discretion, impose on such transferred shares; provided, however, that any such terms and conditions may not be inconsistent with any specific terms of the Plan.
(b)In the event of changes to the outstanding shares of Common Stock of the Company through reorganization, merger, consolidation, recapitalization, reclassification, stock splits, stock dividend, spin-off, stock consolidation or otherwise, or in the event of a sale of all or substantially all of the assets of the Company, an appropriate and proportionate adjustment shall be made in (i) the number and kind of shares available for use under the Plan, (ii) the annual limitations on awards of Common Stock, and (iii) the number and kind of shares of Common Stock payable under the formula(s), if any, for the Performance Period in which such event occurs. Adjustments or changes under this Section shall be made by the Committee, whose determination as to what adjustments or changes shall be made, and the extent thereof, shall be final, binding and conclusive.
ARTICLE 5

PAYMENT OF AWARDS
5.1Employment Requirement. No bonus shall be payable under the Plan to any Participant who is not employed by the Company (or an affiliate of the Company) on the date such bonus would otherwise be payable unless:
(a)The Participant has a Termination of Employment prior to the Bonus Payment Date on account of his or her death, disability (as determined by the Committee, in its sole discretion), or under such other circumstances as the Committee shall, in its sole discretion, determine;

(b)The Participant has a Termination of Employment prior to the Bonus Payment Date by action of the Company without Cause and provided the Participant executes and does not revoke a Release, if any, provided by the Company;
(c)The Participant has a Termination of Employment prior to the Bonus Payment Date upon retirement eligibility (currently, attainment of age 60) pursuant to a retirement policy adopted by the Company;
(d)An amount is payable pursuant to Section 5.4 (Change of Control); or
(e)The Committee, in its sole discretion, specifically allows the Participant’s bonus award to remain payable, in full or in part (as determined by the Committee), if the Participant has Termination of Employment prior to such date. If a Participant has a Termination of Employment prior to the date a bonus award would otherwise be payable under any circumstances other than those described above, no bonus award shall be payable to such Participant.

5.2Proration of Bonus.
(a)If a Participant is on a leave of absence during a Performance Period, any bonus award payable shall be prorated based on active service during the Performance Period, except as provided in Section 5.4 (Change of Control).
(b)If a Participant has a Termination of Employment under the circumstances set forth in Section 5.1(a) (death or disability), 5.1(b) (by action of the Company without Cause) or 5.1(c) (retirement) the bonus award (if any) will be paid based on achievement and will be prorated based on active service during the Performance Period, except as provided in Section 5.4 (Change of Control).
5.3Payment Date. Except as provided in this Section 5.3 or Section 5.4 (Change of Control), no Participant may receive any payment with respect to a bonus award unless and until the Committee has certified in writing that the relevant Performance Goals for a Performance Period have been achieved. Notwithstanding anything herein to the contrary, if a Participant terminates employment under the circumstances set forth in Section 5.1(a) (death or disability), Section 5.1(b) (Termination of Employment by action of the Company without Cause) or Section 5.1(c) (Change of Control), the Committee shall have the discretion to provide for payment in respect of a bonus award for a Performance Period regardless of whether the Performance Goals for such Performance Period have been achieved. After the Committee has certified in writing that the relevant Performance Goals have been achieved, and subject to a Release requirement, if applicable, bonus awards shall be paid by the Company on the Bonus Payment Date, to the Participant or, in the event of the Participant’s death, to his or her estate.
5.4Change in Control. Notwithstanding any provision of the Plan to the contrary, in the event of a Change in Control (as defined in the Quaker Houghton Long-Term Performance Incentive Plan), each Participant who is employed by the Company on the day before such Change in Control shall be paid (a) with respect to any Performance Period ending prior to such Change in Control the amount of bonus (to the extent that such bonus has not previously been paid) that would be payable based on achievement during such Period on the Bonus Payment Date for such Performance Period, and (b) with respect to the Performance Period in which such

Change in Control occurs, the amount of the bonus that would have been payable had the target level of performance been achieved for such Performance Period, such payment to be made on the Bonus Payment Date for such Performance Period.
5.5Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if a Participant is a specified employee (as defined in Treas. Reg. §1.409A-1(i)), any payment or benefit under this Plan that constitutes deferred compensation subject to Section 409A of the Code and for which the payment event is Termination of Employment shall not be made or provided to the Participant before the date that is six months after the date of the Participant’s Termination of Employment. Any payment or benefit that is delayed pursuant to this Section shall be made or provided on the first business day of the seventh month following the month in which the Participant’s Termination of Employment. With respect to any cash payment delayed pursuant to this Section 5.5, the delayed payment shall include interest, at the Wall Street Journal Prime Rate published in the Wall Street Journal on the date of the Participant’s Termination of Employment (or the previous business day if such date is not a business day), for the period from the date the payment would have been made but for this Section 5.5 through the date payment is made. The provisions of this Section 5.5 shall apply only to the extent required to avoid a Participant’s incurrence of any additional tax or interest under Section 409A of the Code. To the extent any payment or benefit under the Plan constitutes deferred compensation subject to Section 409A of the Code, this Plan is intended to comply with Section 409A of the Code and shall be administered, interpreted and construed in accordance therewith to avoid the imposition of additional tax under Section 409A of the Code.
ARTICLE 6

OTHER TERMS AND CONDITIONS
6.1Shareholder Approval. No bonus awards shall be paid in Common Stock unless and until the material terms of the Plan are disclosed to and approved by the Company’s shareholders pursuant to the rules of the New York Stock Exchange.
6.2Non-transferability; Unfunded Plan. Except as may be otherwise required by law, bonus awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Plan shall be payable from the general assets of the Company and no Participant shall have any claim with respect to any specific assets of the Company.
6.3Rights. No person shall have any legal claim to be granted an award under the Plan and the Committee shall have no obligation to treat Participants uniformly. Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employ of the Company or any subsidiary or to maintain any Participant’s compensation at any level.
6.4Withholding. The Company or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the employee to the Company or any of its subsidiaries, or take any other actions it deems necessary or appropriate in connection with any applicable withholding requirements.
6.5Common Stock. No Common Stock will be delivered under the Plan except in compliance with all applicable Federal and state laws and regulations including, without limitation, compliance with all Federal and state securities laws and with the rules of the New York Stock Exchange and of all domestic stock exchanges on which the Common Stock may be listed. Any certificate issued to evidence shares of Common Stock awarded pursuant to the Plan may bear legends and statements the Committee shall deem advisable to assure compliance with Federal and state laws and regulations. No shares of Common Stock shall be delivered under the Plan until the Company has obtained consent or approval from regulatory bodies, Federal or state, having jurisdiction over such matters as the Committee may deem advisable. In the case of a person or estate acquiring the right to an award of Common Stock made pursuant to the Plan as a result of the death of the Participant, the Committee may require reasonable evidence as to the ownership of the Common Stock and may require consents and releases of taxing authorities that it may deem advisable.
6.6Recoupment Policy. A Participant’s right to receive payment of a bonus under the Plan, to retain the bonus and, in the case of a non-cash bonus, to retain the profit or gain the Participant realized in connection with such a bonus shall be subject to any recoupment or “clawback” policy adopted by the Company.
ARTICLE 7

ADMINISTRATION
7.1The Committee. All actions taken under the terms of the Plan with respect to any employee who is subject to the reporting requirements of Section 16(a) of the Exchange Act shall be taken by a Committee consisting solely of two or more members of the Board who qualify as “non-employee directors” (as that term is used for purposes of Section 16 of the Exchange Act).
7.2Committee’s Authority. The Committee shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines, and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.
7.3Delegation of Authority. The Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan’s terms, including adopting and enforcing rules to decide procedural and administrative issues.
7.4Reliance. The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants, and other professional or expert persons.
7.5Liability; Indemnification. No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Committee against any cost or expense(including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person’s own fraud or bad faith.
7.6Governing Law. The place of administration of the Plan shall be in the Commonwealth of Pennsylvania, and the validity, construction, interpretation, administration, and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the Commonwealth of Pennsylvania (without reference to principles of conflicts of laws) to the extent Federal law is not applicable.

ARTICLE 8

TERM OF PLAN, AMENDMENT AND TERMINATION
8.1Further Shareholder Approval. The Plan shall terminate as of the date of the first meeting of the shareholders of the Company that occurs in 2032 unless the Plan is reapproved by the Board prior to such date and, to the extent shares of Common Stock are made available under the Plan, unless material terms of the Plan are disclosed to and approved by shareholders on or before the date of such shareholders meeting.
8.2Amendment, Suspension and Termination. The Plan may be suspended, terminated, or reinstated, in whole or in part, at any time by the Board. The Board may from time to time make such amendments to the Plan as it may deem advisable. Notwithstanding the foregoing, to the extent that the Company’s shareholders approve payments under the Plan to be made in Common Stock, no further amendment to the Plan shall be made without the approval of the Company’s shareholders if such amendment (i) increases the number of shares of Common Stock made available under the Plan, (ii) expands the class of persons eligible for a bonus under the Plan, (iii) materially extends the term of the Plan, or (iv) otherwise requires shareholder approval under the rules of the exchange or market on which Common Stock is listed or traded.
8.3Effect of Termination/Amendment. Termination or amendment of the Plan shall not, without the consent of the Participant, diminish a Participant’s rights with respect to any bonus program in effect with respect to the Performance Period in which such amendment or termination occurs except to the extent that such amendment or termination is determined by the Committee to be necessary or appropriate under applicable law.